SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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American Electric Power Company, Inc.
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American Electric Power, Inc.
1 Riverside Plaza
Columbus, Ohio 43215

PROXY STATEMENT – SUPPLEMENTAL MATERIAL

March 21, 2013

Dear Shareholders:

We are filing these supplemental proxy materials to clarify why we believe that certain transactions that American Electric Power Company, Inc. (“AEP” or the “Company”) has entered into with Nationwide Mutual Insurance Company and its affiliates (“Nationwide”) do not impair the independence of Stephen S. Rasmussen, a member of our Board of Directors (the “Board”) and the Chief Executive Officer of Nationwide. The transactions entered into with Nationwide were in the ordinary course and entered into on an arm’s-length basis. In addition, these transactions were not advisory in nature and are materially insignificant to both AEP and Nationwide.

As we describe under “AEP’s Board of Directors and Committees—Director Independence”  in our proxy statement filed on March 13, 2013, in accordance with SEC and New York Stock Exchange (“NYSE”) rules and AEP’s own director independence standards, on an annual basis AEP’s Board evaluates whether each of our directors has any material relationship with the Company that could interfere with such director’s ability to exercise independent judgment and affirmatively determines whether each of our directors qualifies as independent.

In connection with the Board’s determination that Mr. Rasmussen is independent, the Board reviewed the Company’s transactions with Nationwide. AEP's aggregate payments made to Nationwide in 2012 were substantially less than one percent of Nationwide's gross revenues. In addition, all payments made were for services that were transactional in nature and did not involve any consulting or advisory work. AEP’s payments to Nationwide in 2012 were for standard insurance premiums, rent for office space and interest payments on ordinary course debt issued by AEP and its subsidiaries and sold through underwriters or brokers.

Based on a review of these transactions and all facts and circumstances surrounding the Company’s relationship with Nationwide, the Board determined that Mr. Rasmussen has no material relationship with AEP (either directly or as an officer of Nationwide) and is independent under the NYSE rules and the Company's director independence standards.